Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), is dated this ___ day of _________, 2021, by and between AMERICOLD LOGISTICS, LLC, a Delaware limited liability company with its principal place of business located in Atlanta, Georgia (the “Company”) and [·] (the “Executive”).
W I T N E S S E T H:
WHEREAS Executive currently serves as an Executive Vice President and [·] of the Company, and the Executive and the Company are currently parties to an existing Employment Agreement dated [·], (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ Executive to serve as an Executive of the Company and the Executive wishes to continue to be so employed, Executive and the Company mutually desire to terminate and cancel the Prior Employment Agreement, and to provide for the continued employment of the Executive upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Executive’s entering into this Agreement, as an inducement to remain with the Company, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
1.    Employment. On the terms and subject to the conditions set forth herein, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue such employment, for the Employment Term (as defined below). During the Employment Term, the Executive shall serve as Executive Vice President and [·] of the Company and shall report to the President and Chief Executive Officer of the Company (the “CEO”), performing the normal duties and responsibilities of Executive’s position with respect to the business of the Company and such other duties and responsibilities commensurate with such position as the CEO or the Board of Trustees of the Company (the “Board”) may reasonably assign to the Executive from time to time.
2.    Performance. The Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of the Executive’s ability and shall devote the Executive’s full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration without the prior written approval of the Board; provided, however, that it shall not be a violation of this Agreement for the Executive to manage the Executive’s personal financial investments, to engage in or serve such civic, community, charitable, educational, industry, professional, or religious organizations as the Executive may select, or, with the prior approval of the CEO and Board, to serve on one board of directors of other companies (public or private), so long as such service does not create an actual or potential conflict of interest with, or impair the Executive’s ability to fulfill the Executive’s duties hereunder or conflict with the Executive’s covenants under Section 6 of this Agreement, in each case as determined in the sole judgment of the CEO and Board.

3.    Employment Term.
(a)    Subject to earlier termination pursuant to Section 7, the term of employment of the Executive hereunder shall begin on [·], 2021 (the “Effective Date”), and shall continue for an indefinite period of time (the “Employment Term”).
(b)    The Executive’s employment shall be on an at-will basis, which means the Executive’s employment is terminable by either the Company or the Executive at any time for any reason, with or without cause or notice.
4.    Principal Location. The Executive’s principal place of employment shall be the Company’s offices located in the Atlanta, Georgia metropolitan area, subject to required travel.
5.    Compensation and Benefits.
(a)    Base Salary. During the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate pro-rated to reflect any partial year of employment. The Board or a committee thereof shall review Executive’s base salary on an annual basis and may modify Executive’s base salary from time to time, in which case such modified salary then shall become the Executive’s base salary for purposes of this Agreement.
(b)    Annual Bonus. The Executive shall be eligible to receive an annual performance-based cash bonus in respect of each calendar year that ends during the Employment Term, to the extent earned based on the achievement of performance objectives recommended by the CEO and approved by the Board or a committee thereof, after consultation with the Executive, no later than thirty (30) days after commencement of the relevant bonus period, pursuant to the terms of the Company’s Annual Incentive Plan (“AIP”), as amended from time to time. The amount of the AIP will be based on a target percentage (“Target Percentage”) of the Executive’s base salary adjusted with maximums and minimums depending upon performance to be measured based on the achievement of any established performance objectives. The Board or a committee thereof shall review the Executive’s Target Percentage and may modify the Executive’s Target Percentage from time to time (based upon the recommendation of the CEO), in which case such modified Target Percentage then shall become the Executive’s Target Percentage for purposes of this Agreement. For any partial year, the AIP will be prorated to reflect the actual number of days during the calendar year that the Executive was employed. The amount of such annual bonus awarded for a calendar year shall be determined by the Board or a committee thereof after the end of the calendar year to which such bonus relates and shall be paid to the Executive when annual bonuses for the prior calendar year are paid to other senior executives of the Company. Except as otherwise provided in Section 7(b), to be eligible for any such annual bonus under this Section 5(b), the Executive must be in Active Working Status at the time the Company pays bonuses for the relevant year to other senior executives generally. For purposes of this Agreement, “Active Working Status” means that the Executive has not resigned (or given notice of resignation), and the Company has not terminated or given notice to terminate the Executive’s employment with the Company.

(c)    Long Term Incentive.
(i)    The Executive shall be eligible to participate in such equity and/or long-term incentive programs (individually and collectively, the “Stock Plan”) as established from time to time by the Company’s Board, a committee thereof, and/or the Compensation Committee of the Board of Trustees of Americold Realty Trust (“ART”) shall determine in its sole discretion. Any such equity awards shall be governed by the Stock Plan and any Stock Plan equity award agreements between ART and the Executive.
(ii)    The Executive has been and will continue to be eligible to be granted equity under the Stock Plan. Executive’s eligibility for such programs and amount of compensation will be governed by the Stock Plan and/or equity award agreements entered into with Executive. Unless explicitly stated herein, in the event of any conflict or ambiguity between this Agreement and the terms of the Stock Plan, any program or agreement entered pursuant to such program, the terms of the Stock Plan, any such program and/or equity award agreement shall govern. To avoid any doubt, any prior program or equity award agreement pursuant to which Executive has received an equity award or is eligible to receive an equity award based on performance and/or continued employment or some other required satisfaction of time requirements basis, regardless of whether such equity award has vested or remains unvested, remains in full force and effect in accordance with the terms of such program or agreement.
(d)    Benefits. During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents in force from time to time and all applicable laws, be eligible to participate in the designated employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its executives generally.
(e)    Paid Time Off. The Executive shall be entitled to a specified amount of days of paid time off during each calendar year, pro-rated for any partial calendar year of employment, in accordance with the Company’s policies and practices with respect to its associates generally as in effect from time to time.
(f)    Business Expenses. The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by the Executive in performing the Executive’s duties hereunder. All payments under this Section 5(f) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.
(g)    Directors and Officers Liability Insurance. The Company shall indemnify the Executive for actions during the Employment Term taken by the Executive as an Officer or director of the Company to the full extent authorized by law, provided however that the Company shall not indemnify the Executive for any losses incurred by the Executive as a result of acts or omissions described in Section 7(d)(i). If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive shall give the Company prompt written notice thereof with sufficient detail to enable the Company to determine its indemnity obligations and to act in sufficient time to fulfill its obligations. The Company shall be entitled to assume the defense of any such proceeding, and the Executive shall cooperate with such defense at Executive’s sole cost. During the Employment Term, the Company shall maintain director and officer liability insurance covering the Executive on terms that are no less favorable than the coverage provided to other senior executives, officers or directors of the Company, as such coverage may be in effect from time to time.
6.    Covenants of the Executive. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries and affiliates, and that the Executive’s services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into and maintain the restrictive covenants set forth in the Restrictive Covenant and Mandatory Arbitration Agreement (the “RCMA Agreement”) attached as Exhibit A to this Agreement and incorporated herein. The requirements in the RCMA with respect to the Company’s proprietary and confidential information are in addition to, and not in lieu of, Executive’s obligations under the Executive’s agreement with the Company or its affiliates.
(a)    Enforcement. The Executive acknowledges that a breach of the Executive’s covenants and agreements contained in the RCMA and in addition to the remedies outlined in the RCMA, the Company shall be entitled to cease or withhold payment to the Executive of any severance payments described in Section 7 which does not include payments described in Section 7(a), for which the Executive otherwise qualifies under such Section 7, and the Executive shall promptly repay to the Company 90% of any such severance payments the Executive previously received (with the remaining 10% serving as consideration for the Executive’s release of claims described in Section 7(e).) Additionally, upon a material breach by the Executive of the RCMA, the unvested equity awards including any related Dividend Equivalents associated with Restricted Stock Units or Distributions associated with Operating Partnership Units shall be immediately canceled and forfeited without any further action.
(b)     Extension of restricted periods. In the event the enforceability of the RCMA Agreement is challenged and the Executive is not enjoined from breaching the covenant(s), if the arbitrator (or if the arbitration agreement is challenged, the court) finds that the challenged covenant is enforceable, the restricted period shall be deemed tolled upon the filing of the action challenging the enforceability of the covenant until the dispute is finally resolved and all periods of appeal have expired.
7.    Termination.
(a)    Termination of Employment. The employment of the Executive hereunder and the Employment Term may be terminated at any time:
(i)    by the Company with or without Cause (as defined herein) upon written notice to the Executive;
(ii)    by the Company due to the Executive’s Disability (as hereinafter defined) upon written notice to the Executive;

(iii)    by the Executive with Good Reason (as defined herein);
(iv)    by the Executive under any circumstance upon thirty (30) days written notice to the Company (which notice period may be waived by the Company in its absolute discretion, in which case, such termination shall be effective immediately upon notice of such waiver); or
(v)    without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death.
If the Executive’s employment is terminated for any reason under this Section 7, the Company shall be obligated to pay or provide to the Executive (or the Executive’s estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan or applicable laws: (A) any base salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment is terminated, less required statutory deductions; (B) accrued and unpaid Paid Time Off (if and as required by applicable law or the Company’s policies then in effect); (C) any employee benefits to which the Executive is entitled upon termination of the Executive’s employment with the Company in accordance with the terms and conditions of the applicable plans of the Company,; and (D) reimbursement for any unreimbursed business expenses incurred by the Executive prior to the Executive’s date of termination pursuant to Section 5(f) collectively, the “Accrued Amounts”).
(b)    Termination by the Company without Cause or by the Executive for Good Reason. Subject to Section 11(b), if the Executive’s employment is terminated (A) by the Company without Cause or (B) by the Executive for Good Reason (in either case, other than a termination due to the Executive’s death or Disability), in addition to the Accrued Amounts, the Executive shall be entitled to receive as severance (subject to Section 7(e)), the amounts set forth in this Section 7(b), provided the Executive executes and does not revoke the Release as required by Section 7(e).
(i)    The Executive shall be entitled to an amount equal to the product of (A) one times (B) the sum of (a) Executive’s annual base salary (as described in Section 5(a)) as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage (as described in Section 5(b)) as in effect immediately prior to the Executive’s termination of employment (the “Separation Pay”), for a period equal to twelve (12) months (the “Severance Period”). The applicable amount shall be payable starting on the sixtieth (60th) day following the date of such termination (but with the first payment being a lump sum payment covering all payment periods from the date of termination through the date of such first payment), in substantially equal installments in accordance with the Company’s payroll practices during the Severance Period following the date of such termination, subject to reduction pursuant to 6(a);
(ii)    Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination, shall be payable at the time such Annual Bonus would otherwise be paid in accordance with Section 5(b);
(iii)    To the extent performance objectives applicable to the Executive’s annual bonus in the year of termination (including any objectives applicable to the

Company’s targeted budget) are earned as of the end of the relevant bonus period, the Executive shall be entitled to the annual bonus earned for the calendar year of such termination pursuant to Section 5(b) of this Agreement, pro-rated based on the number of days the Executive was actively employed by the Company during such bonus period, payable at the time such annual bonus would otherwise be paid in accordance with Section 5(b) of this Agreement;
(iv)    Continued participation in the Company’s current health, dental and vision benefit program designated for Executive for a period of twelve (12) months following the Executive’s termination date (this continued participation period shall run concurrently with required continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)); provided that the Company’s obligation to make any payment pursuant to this provision shall cease upon the date the Executive became eligible for coverage under the health plan of a future employer (regardless of whether the Executive elects such coverage) and the Executive shall promptly notify the Company of Executive’s eligibility for any such coverage.
1)    With regard to the benefits set forth in the preceding paragraph (iv), if the Company cannot continue such benefits because of Code Section 409A or operation of other law, the Company shall compensate the Executive for the cost of replacing such benefits for the relevant period; and to the extent the continuation of such benefits is, or ever becomes, taxable to the Executive, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (1) the Executive’s eligibility for such benefits in one year shall not affect the Executive’s eligibility for such benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) the Executive’s right to such benefits shall not be subject to liquidation or exchange for another benefit.
(v)    Subject to Section 7(b)(vi), to the extent permitted pursuant to the Stock Plan, program terms or equity award agreements, and as provided by the Stock Plan and award agreement, as described in Section 5(c), if any equity awards granted to the Executive under an equity program to which vesting depends upon the satisfaction of time requirements remain(s) unvested at the time of such termination, the next installment that would have vested on the next scheduled vesting date shall vest as of the date of termination and the balance of any unvested equity and/or compensation shall be forfeited. Also, to the extent permitted under the program and/or equity award agreement, both as described in Section 5(c), if any equity awards granted to the Executive under as the Stock Plan to which vesting depends upon the satisfaction of one or more performance conditions remain(s) unvested at the time of such termination, a prorated portion of the performance-vesting equity awards shall remain outstanding and eligible to vest based on the Company’s actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the Executive was employed. Any performance-vesting equity awards that are earned based on actual performance will vest and settle as provided in the applicable equity award agreement.

(vi)    If such termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason occurs within the twenty-four (24) month period following a Change in Control (as such term is defined in the Stock Plan),
1) any unvested equity award pursuant to Section 5(c) shall become fully vested as if Executive had met and satisfied all performance requirements at target performance and/or time requirements;
2) a lump sum payment of the product of (A) one and a half (1.5) times (B) the sum of (a) Executive’s annual base salary (as described in Section 5(a)) as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage (as described in Section 5(b)) as in effect immediately prior to the Executive’s termination of employment (the “Change in Control Separation Pay”);
3) any provision specifying a twelve (12) month period following a Change in Control in any existing equity award agreement is hereby specifically superseded; and
4)    notwithstanding the preceding paragraphs of this Section, if the payments and benefits to be afforded to Executive under this Section either alone or together with other payments and benefits which Executive has the right receive from the Company (“Change in Control Severance Pay and Benefits”) would constitute a “parachute payment” under Section 280G of the Code, and but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Change in Control Severance Pay and Benefits shall be reduced (the “Benefit Reduction”) by the minimum amount necessary to result in no portion of Change in Control Severance Pay and Benefits being subject to the Excise Tax, provided, however, that the Benefit Reduction shall only occur if such reduction would result in Executive’s “net after-tax amount” attributable to the Change in Control Severance Pay and Benefits being greater than it would be if no Benefit Reduction was effected. For this purpose, “Net After-Tax Amount” shall mean the net amount of Change in Control Severance Pay and Benefits the Executive is entitled under this Agreement after giving effect to all federal, state and local taxes which would be applicable to such payments and benefits, including but not limited to, the Excise Tax. Nothing contained herein shall result in the reduction of any payments or benefits to which the Executive may be entitled upon termination of employment and a change in control other than as specified in this Section or a reduction in the Change in Control Severance Pay and Benefits below zero.

(c) Termination of Executive Due to Death or Disability. If the Executive’s employment is terminated (A) by the Company due to Executive’s Disability or (B) by the Executive’s Death, in addition to the Accrued Amounts, the Executive (or the Executive’s estate or other person as required by law) shall be entitled to receive as severance (subject to Section 7(e)), the benefits as described in Section 7(b)(ii), 7(b)(iii). Further, the equity awards granted to the

Executive under an equity program to which vesting depends upon the satisfaction of time requirements remain(s) unvested at the time of such termination, they shall vest as of the date of termination as if Executive had met all time requirements and any equity awards granted to the Executive under an equity program to which vesting depends upon the satisfaction of one or more performance conditions remain(s) unvested at the time of such termination, a pro-rated portion of the Restricted Stock Units shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with, or providing services to, the Company, as applicable, provided the Executive, in the case of termination due to Disability, or the Executive’s Estate, in the case of termination due to death, executes and does not revoke the Release as required by Section 7(e) and such release becomes effective and non-revocable prior to the ninetieth (90th) day following the Executive’s Termination of Service date. If the Restricted Stock Units vest upon on account of Executive’s death or Disability, the Company shall, within 90 days of such termination, (a) issue and deliver to the Executive the number of Shares equal to the number of Vested Units and cash equal to any Dividend Equivalents as provided in the equity award (as adjusted to satisfy the tax withholding requirements provided in the equity award agreement), and (b) enter Executive’s name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Executive.

(d) Definitions of Certain Terms. For purposes of this Agreement:
(i) “Cause” means the Executive’s (A) commission of an act that constitutes common law fraud or a felony, commission of any other crime involving moral turpitude, or commission of any other tortious or unlawful act causing, or which may likely cause, material harm to the business, standing or reputation of the Company without the good faith belief that such conduct was in the best interests of the Company; (B) material breach of this Agreement, after the Company has given the Executive thirty (30) days written notice and an opportunity to cure such breach to the extent curable; (C) willful failure or refusal to perform the Executive’s material duties or obligations under this Agreement, including, without limitation, failure or refusal to abide by the directions of the CEO or the Board or any written policy adopted by the Board, in each case after the Company has given the Executive fourteen (14) days written notice and an opportunity to cure such failure or refusal to the extent curable; (D) willful misconduct or gross negligence in the performance of the Executive’s duties as an associate, officer or director of the Company or any of its subsidiaries or affiliates; or (E) misappropriation or embezzlement of any property of the Company; (F) failure or refusal by the Executive to perform any lawful material directive of the Board or the Company’s CEO or the duties of the Executive’s employment hereunder which continues for a period of fourteen (14) days following notice thereof; (G) any act by Executive which, in the sole good faith determination of the Company, is sufficient to constitute a felony (or its equivalent in any non-United States jurisdiction) or a crime involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (H) conviction of, or plea of nolo contendere (or a similar plea), to, or the failure of the Executive to contest the Executive’s prosecution for, any other misdemeanor criminal offense; (G) any material violation of any law, rule or regulation affecting business operations of the Company or its subsidiaries or affiliates; (H) Executive’s material violation, as determined by the sole good faith discretion of the Company, of a Company policy including, but not limited to the violation of any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company; (I) the Executive’s breach of the Executive’s fiduciary obligations, or disloyalty, to the Company or any of its subsidiaries or affiliates; (J) any material act or omission to act of the Executive intended to harm or damage the business, property, operations, financial condition or reputation of the Company; (K) the Executive’s failure to cooperate, if requested by the Board or the CEO, with any investigation or inquiry into the Company’s business practices, whether internal or external, including, but not limited to, the Executive’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; or (L) any chemical dependence of the Executive which adversely affects the performance of the Executive’s duties and responsibilities to the Company.
(ii) “Disability” means either (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the employees of the Company, provided, however, that nothing contained herein shall be construed as permitting a violation of the Americans with Disabilities Act or similar law prohibiting discrimination on the basis of a disability. This definition is intended to comply with the definition of disability provided in Treasury Regulation Section 1.409A-3(i)(4)(i), and shall be interpreted in a manner consistent with such definition.
(iii) “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events, other than in connection with a termination of the Executive’s employment for Cause or due to death or Disability: (A) material reduction in the Executive’s base salary stated in Section 5(a) or the amount of the Executive’s annual bonus opportunity described in Section 5(b) exclusive of any across the board reduction similarly affection all or substantially all similarly-situated employees; or (B) an action by the Company resulting in a material diminution in the Executive’s authority, duties, or responsibilities; or (C) the Company’s relocation of the Executive’s geographic location of the principal office of the Company to which the Executive is assigned, such that there is an increase to Executive’s commute by more than fifty (50) miles from the Executive’s then current assigned principal office; or (D) a material breach by the Company of this Agreement; provided, however, that no termination of the Executive shall constitute Good Reason unless and until (i) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) has given written notice of the proposed termination due to Good Reason to the Company, and provides the Company with reasonable details of the circumstances giving rise to the Good Reason event, not later than thirty (30) days following the initial occurrence of such event; (iii) the Company fails to cure the Good Reason event or condition within thirty (30) days of the Company’s receipt of such written notice (the “Cure Period”); (iv) notwithstanding such efforts, the Good Reason event or condition continues to exist; and (v) the Executive terminates the Executive’s employment within thirty (30) days after the conclusion of the Cure Period. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred. This definition is intended to comply with the safe harbor definition of good reason provided in Treasury Regulation Section 1.409A-1(n)(2)(ii), and shall be interpreted in a manner consistent with such definition.
(e) Release of Claims. As a condition of receiving any severance for which the Executive otherwise qualifies under Section 7(b) or Section 7(c), the Executive agrees to 1) execute, deliver and not revoke, within sixty (60) days following the date of the Executive’s termination of employment, a separation agreement containing a general release of claims against the Company and its subsidiaries and their respective affiliates and their respective employees, officers, directors, trustees, owners and members, in a form determined by the Company, which is similar to the form attached hereto as Exhibit B (the “Release”), such Release to be delivered, and to have become fully irrevocable (if any regulatory revocation period is applicable), on or before the end of such sixty (60)-day period; and 2) not to apply for unemployment compensation chargeable to the Company during the period with respect to which the Executive is receiving such severance.. If the Release has not been executed and delivered and become irrevocable (if any regulatory revocation period is applicable) on or before the end of such sixty (60)-day period, no amounts or benefits under Section 7(b) shall be or become payable.
(f) No Additional Rights. The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.
8.    Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally; (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested; or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:
If to the Company:    Americold Logistics, LLC Attention: Chief Legal Officer
    10 Glenlake Parkway
    South Tower, Suite 600
    Atlanta, Georgia 30328

If to the Executive:    At the Executive’s residence address
    as maintained by the Company in the
    regular course of its business for
    payroll purposes.
or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered; (b) three (3) days after the date of mailing if sent by certified or registered mail; or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.
9.    Waiver of Jury Trial. For any suit, action, proceeding or motion that a party is permitted to file in a court notwithstanding the breadth of the RMCA incorporated by Section 6, above, THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.    Legal
(a)     Jurisdiction; Venue. For any suit, action, proceeding or motion that a party is permitted to file in a court notwithstanding the breadth of the RMCA incorporated by Section 6, above, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of United States District Court for the Northern District of Georgia or any state court with jurisdiction over matters arising in Fulton County, Georgia. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 8.
(b) Protected Rights. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents the Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. No provision of this Agreement shall be construed to prohibit or otherwise restrict Associate from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.

(c)     Defend Trade Secrets Act. Under the Defend Trade Secrets Act of 2016: (i) Executive shall not be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (C) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public.
11.    Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If, for any reason, such as imprecision in drafting any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.
(c)     Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service, the Company determines that the Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)    To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon execution and delivery by Executive of the Release, if the Release is executed and delivered and no longer subject to revocation as provided herein, then the following shall apply:
(i)    To the extent any such severance payment or continuing benefit to be provided under Section 7(b) is not “nonqualified deferred compensation” for purposes of Code Section 409A and no exemption to Code Section 409A applies, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the Release is executed and if applicable, no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.
(ii)    To the extent any such severance payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.
(e)    Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Effective Date).
(f)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, payment shall be made “within thirty (30) days following such termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
(g)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.
12.    General.
(a)    Governing Law. Unless preempted by federal law, this Agreement and the legal relations thus created between the parties hereto shall be governed by and construed in accordance with, the internal laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Georgia. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of Georgia.
(b)    Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.
(c)    Cooperation. During the Employment Term and thereafter, the Executive shall cooperate with the Company and its attorneys, both during and after the Severance Period in connection with any claim, litigation or other proceeding arising out of or relating to matters which the Executive was involved prior to the termination of the Executive’s employment and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment with the Company, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). Following the Employment Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company. In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on the Executive’s base salary described in Section 5(a) at the time of such termination divided by 225.
(d)    Nondisparagement. During the Employment Term and thereafter, the Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage the Company, its associates, officers, trustees, products, services, customers or owners; provided, however, this provision does not apply to the Executive’s oral or written communications made in the performance of the Executive’s duties as provided in this Agreement, including but not limited to expressions of opinion communicated internally at the Company or to the Company’s trustees.
(e)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and rights and obligations of the Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due the Executive, which shall be payable to the estate of the Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of the Executive’s death, any unpaid amount due to the Executive under this Agreement shall be paid to the Executive’s estate.
(f)    Executive’s Representations. The Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or non-solicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its teens. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.
(g)    Compliance with Rules and Policies. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective associates, trustees and officers.
(h)    Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i)    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and specifically incorporates Executive’s offer letter, the equity award agreements contemplated under Section 5(c)(i), and the RCMA. This Agreement terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way, including without limitation the Prior Employment Agreement and any other existing employment agreement or change in control agreement, which is hereby terminated and cancelled and of no further force or effect, without the payment of any additional consideration by or to either of the parties hereto.
(j)    Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.
(k)    Survival. The covenants set forth in Sections 6 and 12(c) of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.
(l)    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.
(m)    Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
(n)    Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.
(o)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Except as provided in Section 7(b)(vi), in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.
(p)    Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(q)    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.                [Signature Page Follows]

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.
    AMERICOLD LOGISTICS, LLC

Date: ________________________    By:    _______________________________
                    Name:
                    Title:

                    [·]

Date: ________________________    ________________________________

EXHIBIT A

RESTRICTIVE COVENANT AND MANDATORY ARBITRATION AGREEMENT

This is an Agreement by and between Associate and Americold Logistics LLC (“Company”).
WHEREAS, Americold Logistics LLC seeks to employ or continue to employ Associate and Associate seeks employment or continued employment with Company;
WHEREAS, Associate’s job with the Company provides Associate, out of necessity, with access to, and responsibilities which relate to, various aspects of the operations of the Company;
WHEREAS, the Company will invest time and resources in the training and development of Associate, including providing access to Company information regarding the Company’s customers, prospective customers, associates, projects, products, services, strategies, technologies, and development concepts;
WHEREAS, the Company has a reasonable and justified business interest in protecting its investment in Associate in connection with its operations, and in protecting the Company’s trade secrets, confidential information, and customer goodwill;
NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, including but not limited to (i) employment or continued employment with the Company, (ii) equity awarded under Executive’s Employment Agreement; and (iii) access to and/or continued access to certain Company confidential information and trade secrets, the receipt and sufficiency of which are acknowledged to be sufficient, legal, and binding consideration, the parties hereto agree as follows:
1.    NON-DISCLOSURE AND NON-USE OF PROPRIETARY INFORMATION.
The Company’s Proprietary Information includes Confidential Information and Trade Secrets.
Confidential Information has many forms, all of which require the protection of the legitimate business interests of the Company. “Confidential Information” shall mean information of the Company, to the extent not considered a trade secret under applicable law, that (i) relates to the business of the Company, (ii) is disclosed to Associate or of which Associate becomes aware as a consequence of Associate’s relationship with the Company, (iii) possesses an element of value to the Company, (iv) is not generally known to the Company’s competitors, and (v) would damage the Company if disclosed. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer, and supplier/vendor information, associate information, pricing information, financial data, regulatory approval strategies, product development and formulas, investigative records, research, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes, or any other format, and any and all information obtained in writing, orally, or visually during visits to offices of the Company. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement, or (iii) otherwise enters the public domain through lawful means.
“Trade Secrets” of the Company shall mean information of the Company, without regard to form, including, but not limited to, technical or non-technical data, algorithms, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
It is understood that information presently in the public domain or which comes into the public domain without breach of this Agreement by Associate shall not be Proprietary Information, but the fact that the Company utilizes any such information shall be Proprietary Information.
a)    Maintaining the Company’s Proprietary Information. Associate agrees not to use, utilize, disclose, or reverse engineer the Company’s Proprietary Information for any purpose other than the Company’s business, except as authorized in writing by the Company. The covenants made by Associate herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under the Proprietary and Confidential Information Agreement, federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. Associate’s obligations under this Paragraph shall remain in effect as long as the information constitutes a Trade Secret under applicable law and/or Confidential Information as defined above.

b)    Return of Documents. Associate hereby agrees not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Proprietary Information, except as required by the nature of Associate’s duties for the Company or as otherwise approved by an authorized officer of the Company. Upon termination or cessation of Associate’s employment with the Company, regardless of the reason for such termination or cessation, Associate hereby agrees to return immediately to the Company all originals and copies of documents, records, tapes, or any other media or format that contain or may contain Proprietary Information.
Under the federal Defend Trade Secrets Act of 2016, Associate shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Associate’s attorney in relation to a lawsuit for retaliation against Associate for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

    No provision of this Section or in this Agreement shall be construed to prohibit or otherwise restrict Associate from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.

2.    DISCLOSURE OF THIS AGREEMENT TO FUTURE EMPLOYERS.
Associate agrees to provide a copy of this Agreement to each subsequent employer. In addition, Associate consents to the Company notifying Associate’s new employer of the Company’s rights and/or Associate’s obligations under this Agreement or otherwise.
3.    RETURN OF COMPANY PROPERTY.
Associate agrees that upon termination of Associate’s employment with the Company, Associate shall immediately return to the Company any Company property then in Associate’s possession or under Associate’s control, including, without limitation, all notes, drawings, lists, memoranda, flash drives, magnetic disks or tapes, or other recording media containing such Proprietary Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, telephones, PDAs, iPads, tablets, computers, computer access codes, disks and instructional manuals, or any other physical property that Associate received, prepared, or helped prepare in connection with Associate’s employment. Associate agrees to return all of the Company’s property without destroying, discarding, or deleting the property or information, including any act to delete or eliminate any information on electronic devices. Upon termination of Associate’s employment with the Company, Associate shall not retain any copies, duplicates, reproductions, or excerpts of Proprietary Information, in any form or manner, nor shall Associate show or give any of the above to any third-party. Associate further agrees that Associate shall not retain or use any trade name, trademark, service mark, logo, or other proprietary business designation used or owned in connection with the business of the Company.
4.    NON-SOLICITATION OF COMPANY ASSOCIATES.
During the term of Associate’s employment by Company and for a period of eighteen (18) months after termination for any reason, Associate shall not directly or indirectly solicit, recruit, entice, induce, or hire any employee of Company to work for a third-party other than Company or engage in any activity that would cause any associate of Company to terminate Associate’s employment with Company or violate any agreement Associate may have with Company.
5.    NON-SOLICITATION OF VALUABLE BUSINESS RELATIONSHIPS.
During the term of Associate’s employment with Company and for a period of eighteen (18) months after Associate’s termination of employment for any reason, Associate hereby agrees that he/she will not directly or indirectly solicit, entice or induce, or assist any other person or entity to solicit, entice or induce, any Company customer, vendor, contractor, or other person or entity with whom Associate had Material Contact during Associate’s employment with Company, to terminate or modify its contractual or business relationship with Company or to reduce or limit the amount of business or referrals it provides to Company. For purposes of this Agreement, “Material Contact” means contact between Associate and any Company customer, vendor, contractor, or other person or entity (a) with whom or which Associate dealt on behalf of Company, (b) whose dealings with the Company were coordinated, supervised, or managed by Associate, (c) about whom Associate obtained Confidential Information in the ordinary course of business as a result of Associate’s association with Company; or (d) who receives or received products or services from Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Associate within two years prior to the date of Associate’s termination of employment.

6.    NON-COMPETITION.
During the term of Associate’s employment with Company and for a period of twelve (12) months immediately following the termination of Associate’s employment for any reason, Associate shall not, directly or indirectly, seek or obtain any employment or independent contractor relationship with a Competitor or otherwise provide any form of assistance or services to a Competitor, whether paid or unpaid, in the Prohibited Territory, that is the same or similar to those duties actually performed by Associate for the Company during the twelve (12) months prior to Associate’s separation from employment with Company. Notwithstanding the preceding, passive ownership of shares in a public company shall not constitute by itself Competitive Services or assisting others to engage in Competitive Services.

(a) “Competitive Services” means services competitive with the business activities engaged in by the Company as of the date of termination of Associate’s employment with the Company for any reason, or any earlier date of an alleged breach by Associate of the restrictions set forth herein. Competitive Services include, but are not limited to, the provision, operation, maintenance, and/or management of temperature-controlled storage and distribution facilities.

(b) “Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is planning to engage, preparing to engage, or is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: Lineage Logistics, United States Cold Storage, VersaCold Logistics Services, NewCold Advanced Cold Logistics.

(c) “Prohibited Territory” means: (i) the territory where Associate is or was working for the Company at any time during the twelve (12) months prior to the termination of Associate’s employment with the Company for whatever reasons; (ii) Associate’s assigned territory or geographic area of responsibility for the Company at any time during the twelve (12) months prior to the termination of Associate’s employment with Company for whatever reasons; (iii)

each city, county and parish in which Associate performed duties for the Company at any time during the twelve (12) months prior to the Associate’s separation date.

7.    RESTRICTIONS REASONABLE/REMEDIES.
Associate acknowledges and agrees that due to the nature of Company’s business, the restrictive covenants contained in in Sections 4 – 6 of this Agreement: (a) are essential for the reasonable, proper, and adequate protection of Company’s business, its goodwill and its trade secrets, proprietary data and confidential information, irrespective of whether such goodwill and assets may be protectable in the jurisdiction of Associate’s state of domicile; (b) are reasonable with respect to length of time, scope and geographic area; and (c) will not prohibit Associate from engaging in other businesses or employment for the purpose of earning a livelihood following the termination of his/her relationship with Company. Associate agrees to notify, and shall notify, Company in writing of each subsequent employer during the course of the restricted time periods identified in Sections 4 - 6 of this Agreement. Such notice must be given to Company within 48 hours of the start of such subsequent employment and shall include the name of the employer, the address of the employer, and the job title and duties being performed by Associate for the subsequent employer.

Associate acknowledges and agrees that any breach by Associate of the covenants contained in this Agreement will result in irreparable injury to the Company and, therefore, in addition to all other remedies provided at law or in equity, Associate agrees and consents that the Company shall be entitled to both preliminary and permanent injunctive relief, without posting a bond, to prevent a breach or contemplated breach by Associate of any of the covenants contained in this Agreement.
8.    SCOPE OF AGREEMENT.
This Agreement does not itself constitute, nor shall it be interpreted, deemed, or construed to imply a contract of employment for any specific term with the Company. Associate’s employment with the Company is strictly “at will” and Associate hereby acknowledges and agrees that the execution and performance of this Agreement does not constitute a promise or contract of continued employment. This Agreement replaces and supersedes any prior agreement which pertains to the same subject matter except covenants made by Associate herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under Proprietary and Confidential Information Agreement. This Agreement does not relieve Associate of other legal responsibilities and liabilities that Associate has to the Company under applicable state and federal statutes and common law and/or contractual agreements. Instead, Associate acknowledges that this Agreement only creates additional rights and responsibilities for protecting Company’s interests.

9.    BINDING EFFECT/SURVIVAL/SEVERABILITY/CAPTIONS.
This Agreement is binding on Associate and Associate’s successors and personal representatives and is for the benefit of the Company, any successor of the Company by reorganization, merger, consolidation, or liquidation, and any assignee of all or substantially all of the stock or assets of the Company. The Company may assign this Agreement to any such successor or assignee without Associate’s consent. This Agreement will continue in effect after termination of Associate’s employment with the Company, for whatever reason. If any part of this Agreement is deemed invalid or unenforceable by an arbitrator or court of competent jurisdiction, this Agreement shall be subject to judicial/arbitrator modification in order to render this Agreement reasonable and enforceable. The captions/headings herein are for convenience only and shall not be considered to be a part of this Agreement for purposes of its construction or interpretation.
10.    ARBITRATION.
a)    Intent of this Arbitration Provision. It is the intent of Parties to resolve all disputes, claims, and any other matters arising out of or relating to this Agreement, Associate’s employment by the Company, or termination of employment by binding confidential arbitration in accordance with the provisions of this Agreement. The Parties understand that by entering into this Agreement ASSOCIATE AND THE COMPANY ARE GIVING UP THE RIGHT TO: (1) A JURY TRIAL; (2) FILE A LAWSUIT IN COURT AGAINST THE OTHER; AND (3) THE RIGHT TO BRING A CLASS OR COLLECTIVE ACTION AGAINST THE OTHER IN COURT OR IN ARBITRATION, regarding any claims covered by this Section.
b)    Mandatory Arbitration. In exchange for the mutual promises contained in this Agreement, and as a condition of Associate’s continued employment with the Company, Company and Associate agree that:
i.    any past, present, or future claim, complaint, or dispute that arises out of or relates in any way to this Agreement, Associate’s employment with the Company or termination of employment, whether arising under any federal, state, or local law or regulation, or based in contract, tort, fraud, misrepresentation, or any other legal theory, shall be submitted to binding arbitration to be held in Atlanta, Georgia before a single arbitrator and administered by the American Arbitration Association (“AAA”) in accordance with the AAA Employment Arbitration Rules and Mediation Procedures applicable at the time the arbitration is commenced (the “AAA Rules”), except to the extent the AAA Rules are modified by this Agreement. If the AAA Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern and control;
ii.    the arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to rule upon and resolve any dispute relating to the arbitrator’s jurisdiction, including the existence, formation, scope, enforceability of this Section and any dispute relating to the substantive and/or procedural arbitrability of any dispute between the parties;
iii.     the arbitrator’s decision shall be final and binding only on the Parties to this Agreement and the Parties agree that awards deciding issues for similarly situated associates will have no preclusive effect in any arbitration between the Parties;
iv.    the arbitrator shall have no power to award punitive damages to either party, except where an applicable statute allows for punitive damages.

c)    Covered Claims. For the avoidance of doubt, Covered Claims under this Section include all past, current, and future grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court under applicable federal, state, or local laws, arising out of or relating to this Agreement, Associate’s employment with the Company, the termination thereof, including claims Associate may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Company may have against Associate. The Covered Claims include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for discrimination, harassment, or retaliation (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, gender identity, transgender status, sexual orientation, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, familial status, domestic violence victim status, military status, predisposing genetic characteristics, medical condition, including pregnancy, psychological condition, mental condition, criminal accusations and convictions, disability, or any other trait or characteristic protected by federal, state, or local law, claims for violation of any federal, state, local or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, all as amended, and together with all of their respective implementing regulations, and any other federal, state, local, or foreign law that governs the Parties’ employment relationship or termination thereof that can be arbitrated under applicable law. Covered Claims under this Agreement include claims that have already accrued and claims that will accrue in the future.
d)    Claims Not Covered. Notwithstanding anything to the contrary in this Section, this Agreement does not cover: claims for interlocutory, equitable relief pending arbitration of a Covered Claim; claims for workers’ compensation benefits; claims for unemployment compensation benefits; whistleblower retaliation claims under the Sarbanes-Oxley Act (SOX) or the Dodd-Frank Act that cannot be arbitrated as a matter of law; and any other claims that, as a matter of law, the Parties cannot agree to arbitrate. Nothing in this Agreement shall be interpreted to mean that the Associate is precluded from filing complaints with the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any equivalent state or local agency.
e)     Waiver of Class and Collective Actions. Associate and Company expressly intend and agree that: (i) class and collective action procedures shall not be asserted and will not apply in any arbitration pursuant to this Section; (ii) each party will not assert class or collective claims against the other in court, in arbitration, or otherwise; (iii) each party shall only submit their own individual claims in arbitration and will not seek to represent the interests of any other person; (iv) any claims by Associate will not be joined, consolidated, or heard together with the claims of any other associate; and (v) notwithstanding anything to the contrary in the AAA Rules, and the general grant of authority to the arbitrator in this Section to determine issues of arbitrability, the arbitrator shall have no authority to compel or to adjudicate any class or collective claim, consolidate different arbitration proceedings, or join any other party to an arbitration between Associate and the Company.
f)    Waiver of Trial by Jury. Associate and the Company understand and fully agree that by entering into this Agreement, they are giving up their right to have a trial by jury and are giving up their normal rights of appeal following the issuance of the arbitrator’s award except as applicable law provides for judicial review of arbitration proceedings.
g)    Claims Procedure. Arbitration shall be initiated by the express written notice of either Party. The aggrieved party must give written notice of any claim to the other Party. Written notice of an Associate’s claim shall be mailed by certified or registered mail, return receipt requested, to the Chief Legal Officer of the Company. Written notice of the Company’s claim will be mailed to the last known address of Associate. The written notice shall identify and describe the nature of all claims asserted and the facts supporting the claims. Written notice of arbitration shall be initiated within the same time limitations established by the federal and Georgia laws applicable to those claims.
h)    Arbitrator Appointment. the arbitrator shall be appointed in the following manner: Shortly after it receives the Demand, the AAA shall send jointly to both parties a letter containing a list of 7 names of potential arbitrators chosen by the AAA from the Employment Dispute Resolution Roster. Each party will then strike (i.e., remove from consideration) a potential arbitrator until there is only one arbitrator remaining. The remaining arbitrator shall be appointed to conduct the arbitration. The claimant shall make the first strike of potential arbitrators, with the responding party striking next. This same process will occur in successive rounds until there is only one arbitrator remaining. Any disputes regarding this process shall be resolved by the AAA in accordance with spirit and intent of this provision.
i)    Discovery. The AAA Employment Arbitration Rules and Mediation Procedures regarding discovery shall apply to arbitration under this Agreement. To the extent not provided for in the AAA Employment Arbitration Rules and Mediation Procedures, the arbitrator has the power to order discovery upon a showing that discovery is necessary for a party to have a fair opportunity to present a claim or defense. The arbitrator shall have the authority to set deadlines for completion of discovery. The arbitrator shall decide all discovery disputes.
j)    Arbitration Fees and Costs. The Company shall be responsible for the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, except that the Associate shall be responsible for paying the initial filing fees as provided by the AAA. Each Party shall pay its own deposition, witness, expert, and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court. However, if any Party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs to be awarded to the prevailing party, the arbitrator may award reasonable attorneys’ fees in accordance with the applicable statute or written agreement. The arbitrator shall resolve any dispute as to the reasonableness of any fees or costs awarded under this paragraph.

k)    Substantive Law. This Agreement and any arbitration shall be governed by the Federal Arbitration Act (FAA). The arbitrator shall apply the substantive state or federal law (and the law of remedies, if applicable) as applicable to the claim(s) asserted. Claims arising under federal law shall be determined in accordance with federal law. Common law claims shall be decided in accordance with Georgia substantive laws, without regard to conflict of law principles.
l)    Enforcing Award. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and the award will be filed under seal, if allowed by the court.
m)    Confidentiality of Arbitration. The arbitrator shall maintain the confidentiality of the arbitration and shall have the authority to make appropriate rulings to safeguard that confidentiality. The rulings and decisions of the arbitrator shall be kept strictly confidential.
n)    Severability. If any provision of this Section is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed, and such adjudication shall not affect the validity of the remainder of the obligations to arbitrate under this Section.
11.    JURISDICTION; VENUE; CHOICE OF LAW.
a)    For or any suit, action, proceeding or motion that a party is permitted to file in a court, the federal and state courts located in Atlanta, Georgia shall have exclusive jurisdiction over such action, and the parties waive any challenge to the personal jurisdiction or venue of such action.
b)    Except as set forth in Section 10, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to conflict of laws principles.

12.    MISCELLANEOUS.
a)    Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action, arbitration, or proceeding relating to this Agreement by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the last known address of such party. For Company, such address is:
Americold Logistics LLC
ATTN: Chief Legal Officer
10 Glenlake Pkwy, N.E.
SUITE 600, SOUTH TOWER
Atlanta, GA 30328
    b)    This Agreement shall be construed and enforced in accordance with the fair meaning of its language and without any presumption or construction against any Party as the drafter.

13.    WAIVER OF BREACH.
The waiver by the Company of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
14.    AMENDMENTS.
Any attempted modification of this Agreement shall not be effective unless in writing and signed by an authorized officer of the Company and Associate.
15.    AGREEMENT READ, UNDERSTOOD, AND FAIR.
Associate has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Company.

EXHIBIT B: Form of Release

WAIVER AND RELEASE
This Waiver and Release (this “Release”) is executed by [·] (the “Executive”) pursuant to Section 7(e) of the Employment Agreement, dated as of [·], by and between AMERICOLD LOGISTICS, LLC and the Executive (the “Employment Agreement”). Capitalized terms used but not defined in this Release have the meanings given to them in the Employment Agreement.
1.    General Release, Claims Not Released and Related Provisions.
a.    General Release of All Claims. Executive knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former associates, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout this Severance Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Severance Agreement, including, but not limited to, any alleged violation of1:

    Title VII of the Civil Rights Act of 1964 and Civil Rights Act of 1991;

    Sections 1981 through 1988 of Title 42 of the United States Code;

    The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

    The Americans with Disabilities Act of 1990;

    The Age Discrimination in Employment Act of 1967 (“ADEA”);

    The Sarbanes-Oxley Act of 2002;

    The Equal Pay Act;

    The Genetic Information Nondiscrimination Act of 2008;

    any other federal, state or local law, rule, regulation, or ordinance;

    any public policy, contract, tort, or common law; or

    any other basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
1To be determined by the Company at the time of termination in accordance with applicable law.

b.    Claims Not Released. Executive is not waiving any rights Executive may have to: (a) Executive’s own vested accrued employee benefits under the Company’s current health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Severance Agreement; (d) enforce this Severance Agreement; and/or (e) challenge the validity of this Severance Agreement.

c.    Governmental Agencies. Nothing in this Severance Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Severance Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

d.    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Severance Agreement is a party.

2.    Acknowledgments and Affirmations.

a.    Executive affirms that Executive has not filed or caused to be filed and is not a party to any claim, complaint, or action against any of the Released Parties in any forum or form.

b.    Executive also affirms that Executive has reported all hours worked as of the date Executive executes this Severance Agreement and has been paid or has received all compensation, wages, bonuses, commissions and benefits to which Executive may be entitled and that no other compensation, wages, bonuses, commissions or benefits are due to Executive.

c.    Executive further affirms that Executive has no known workplace injuries or occupational diseases. Executive also affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

d.    Executive also affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its officers, directors or associates including, but not limited to, allegations of corporate fraud.

e.    Executive further affirms that all of the Company’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Severance

Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

f.    Executive acknowledges that no provision of this Agreement or any other Agreement between Executive and the Company shall be construed to prohibit or otherwise restrict Executive from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.
g.    Executive acknowledges and agrees that Executive has entered into agreements with the Company containing certain nondisclosure, intellectual property assignment, non-competition, and non-solicitation provisions, including as set forth in a Confidential and Proprietary Information Agreement and Executive’s Employment Agreement including without limitation, the Restrictive Covenant and Mandatory Arbitration Agreement and that Executive shall be bound by, and shall continue to comply with Employee’s obligations under those agreements and any other agreement between Employee and the Company containing restrictive covenants (“Restrictive Covenants”). Notwithstanding anything contained herein, Employee’s right to receive severance payments and benefits are conditioned on and subject to (A) Executive’s or where applicable, Executive’s estate’s execution and to the extent required by applicable law, and non-revocation of the Release of claims against the company and (B) Executive’s continued compliance with the Restrictive Covenants.
3.    Consideration Period. The Executive understands that the Executive has [___ (__) days]2 to consider this Release before deciding whether to sign it. The Executive may sign this Release sooner if the Executive chooses, but no sooner than the date of termination of the Executive’s employment. If the Executive chooses to sign this Release before the expiration of such [__day] period, the Executive represents that the Executive’s decision to do so is knowing and voluntary. The Executive agrees that any changes made to this Release after it was delivered to the Executive, whether material or immaterial, do not restart the [___day] period described in this Section. The Company advises the Executive to consult with an attorney before signing this Release.
4.    [Right to Revoke.3 The Executive understands that the Executive has the right to revoke this Release within seven (7) days after signing it. This Release shall not become effective until the eighth day following the date on which the Executive has signed it without having revoked it (the “Effective Date”). If the Executive chooses to revoke this Release, the Executive must deliver written notice of revocation to the Company in accordance with Section 8 of the Employment Agreement. Any such notice of revocation must be delivered to the Company in a manner calculated to ensure receipt prior to 11:59 p.m. Eastern Time on the day prior to the Effective Date. The Executive understands that if the Executive revokes this Release, the Executive will not be entitled to any of the benefits provided hereunder.]
5.    General Provisions. The Released Parties expressly deny that they have any liability to the Executive, and this Release is not to be construed as an admission of any such
2To be determined by the Company at the time of termination in accordance with applicable law.
3To be determined by the Company at the time of termination.

liability. This Release is to be construed under the laws of the State of Georgia. This Release constitutes the entire agreement between the Executive and the Company with respect to the issues addressed in this Release. The Executive represents that the Executive is not relying on any other agreements or oral representations not fully expressed in this Release. This Release may not be modified except in writing signed by the Executive and an authorized Company representative. The headings in this Release are for reference only, and do not in any way affect the meaning or interpretation of this Release. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. Should any part of this Release be found to be void or unenforceable by an Arbitrator, court of competent jurisdiction (for any suit, action, proceeding or motion that a party is permitted to file in a court notwithstanding the Executive Employment Agreement), or Government Agency, such determination will not affect the remainder of this Release.
ACCEPTED AND AGREED BY: